THIS SECURED PROMISSORY NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED JULY 28, 2017 AMONG LENDER (DEFINED BELOW), BORROWER (DEFINED BELOW) AND HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

SECURED PROMISSORY NOTE

$2,500,000	July 28, 2017 (the “Effective Date”)

For Value Received, Amedica Corporation, a Delaware corporation, with its principal place of business at 1885 West 2100 South, Salt Lake City, Utah 84119 (“Borrower”), hereby promises to pay to the order of North Stadium Investments, LLC, a limited liability company organized under the laws of the State of Missouri (“Lender”), in lawful money of the United States of America, the principal amount of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), plus applicable interest, pursuant to the below terms.

Article I.
DEFINITIONS

Section 1.1 Defined Terms. As used in this Note, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require).

“Borrower”: As defined in the opening paragraph.

“Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Utah) on which lending institutions are permitted to be open in the State of Utah.

“Charges”: As defined in Section 2.1(d).

“Change of Control”: Any of the following will constitute a Change of Control of Borrower: (a) Borrower merges with another entity and Borrower is not the surviving entity; (b) Borrower sells, in a single transaction or a series of transactions, all or substantially all its assets; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated.

“Event of Default”: Any event described in Section 4.1(a).

“Lender”: As defined in the opening paragraph.

“Loan”: The loan evidenced by this Note from Lender to Borrower in the original principal amount of $2,500,000.

“Loan Documents”: Collectively, this Note, the Security Agreement, the Subordination Agreement and the Warrant.

“Loan Initiation Fee”: As defined in Section 2.4.

“Maturity Date”: The date that is twelve (12) months after the Effective Date.

“Maximum Rate”: As defined in Section 2.1(d).

“Non-Default Interest Rate”: As defined in Section 2.1(a).

“Note”: This Secured Promissory Note, as the same may be amended, restated or modified from time to time.

“Principal Amount”: The amount of $2,500,000, as may be decreased from time to time by one or more repayments to Lender pursuant to the terms of this Note.

“Reimbursement Amount”: As defined in Section 5.1.

“Security Agreement”: That certain Security Agreement dated effective as of the Effective Date, between Borrower and Lender, as the same may be amended, restated or modified from time to time.

“Subordination Agreement”: That certain Subordination Agreement dated effective as of the Effective Date, among Borrower, Lender and Hercules Technology Growth Capital, Inc., as the same may be amended, restated or modified from time to time.

“Warrant”: That certain Warrant Agreement between the Lender and the Borrower dated July 28, 2017, relating to the right of Lender to purchase up to 660,000 shares of common stock of the Borrower pursuant to the terms and conditions set forth therein

Article II.
TERMS OF THE NOTE

Section 2.1 Interest Rate; Default Interest; Interest Payments.

(a) Interest shall accrue daily on the Principal Amount outstanding from (and including) the Effective Date until (but excluding) the date that the Principal Amount is paid in full to Lender at a rate equal to 10.0% per annum (the “Non-Default Rate”). Upon the occurrence and during the continuance of any Event of Default, interest shall, at the option of Lender, accrue daily on the Principal Amount outstanding until paid in full at a rate per annum equal to the Non-Default Rate, plus 5.0%.

(b) Interest shall be calculated based on a year of three hundred sixty (360) days and charged for the actual number of days elapsed and shall compound annually.

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(c) Borrower shall make monthly interest payments on the amount of interest outstanding by no later than the 5th day of each calendar month, beginning on September 5, 2017.

(d) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to this Note, together with all fees, charges and other amounts which are treated as interest on this Note under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of this Note, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. If Lender receives interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Principal Amount or, if it exceeds the unpaid Principal Amount, refunded to Borrower.

Section 2.2 Repayment of Principal Amount. The unpaid Principal Amount, together with all accrued and unpaid interest thereon, shall be due and payable on or before the earliest of (a) the Maturity Date; (b) upon a Change of Control; and (c) the date the Principal Amount otherwise becomes due and payable by acceleration pursuant to Section 4.2.

Section 2.3 Voluntary Prepayments. Borrower may prepay the Principal Amount or any other amounts owed under this Note at any time and from time to time, in whole or in part, without premium or penalty.

Section 2.4 Voluntary Prepayments. Borrower may prepay the Principal Amount or any other amounts owed under this Note at any time and from time to time, in whole or in part, without premium or penalty.

Section 2.4 Loan Initiation Fee. Borrower shall pay to Lender on the Effective Date a fee (the “Loan Initiation Fee”) equal to $50,000. The Loan Initiation Fee is non-refundable, shall be deducted from the Loan proceeds to Borrower, and shall be deemed wholly earned by Lender upon Borrower’s receipt of the Loan.

Section 2.5 Payments Set Aside. If any payment by or on behalf of Borrower is made to Lender, and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other person or entity, then to the extent of such recovery, the obligation originally intended to be satisfied, and all rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 2.6 Payments Due on Non-Business Days. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

Section 2.7 Collateral. The indebtedness evidenced by this Note is secured by the Security Agreement and the “Collateral” defined therein, upon the terms set forth in the Security Agreement.

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Article III.
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties. Borrower represents and warrants to Lender that (a) Borrower is a corporation duly organized and in good standing under Delaware law and duly qualified to do business in each jurisdiction where such qualification is necessary; (b) the execution and delivery of this Note, and the performance by Borrower of its obligations hereunder are within Borrower’s company powers and have been duly authorized by all necessary corporate action; (c) this Note is Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms; and (d) the execution, delivery and performance of this Note by Borrower will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to Borrower, or (ii) violate or contravene any provision of the organizational documents of Borrower.

Article IV.
EVENTS OF DEFAULT AND REMEDIES

Section 4.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) Borrower fails to make when due, whether by acceleration or otherwise, any payment of principal of or interest on this Note.

(b) Borrower shall become insolvent or shall generally not pay its respective debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of Borrower or for a substantial part of the property thereof, or a custodian, trustee or receiver shall be appointed for Borrower or for a substantial part of the property thereof and shall not be discharged within 45 days, or Borrower shall make an assignment for the benefit of creditors.

(c) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against Borrower and, if instituted against Borrower, shall have been consented to or acquiesced in by Borrower, or shall remain undismissed for 60 days, or an order for relief shall have been entered against Borrower.

(d) Any dissolution or liquidation proceeding shall be instituted by or against Borrower and, if instituted against Borrower, shall be consented to or acquiesced in by Borrower or shall remain undismissed for 45 days.

(e) Any execution or attachment shall be issued whereby any substantial part of the property of Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 60 days after the issuance thereof.

(f) A default exists under any of the other Loan Documents, and such default shall continue for 30 calendar days after Lender gives notice of such default to the Borrower.

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Section 4.2 Remedies. If (a) any Event of Default described in Sections 4.1 (b), (c) or (d) shall occur, this Note and all obligations hereunder shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then Lender may declare the outstanding unpaid principal balance of this Note, the accrued and unpaid interest thereon and all other obligations hereunder to be forthwith due and payable, whereupon this Note, all accrued and unpaid interest thereon and all such obligations hereunder shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind. Upon the occurrence of any of the events described in the preceding sentence, Lender may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

Section 4.3 No Waiver; Remedies. No failure or delay on the part of Lender in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof of the exercise of any other power or right. No notice to or demand on Borrower in any case shall entitle Lender to any notice or demand in similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Article V.
MISCELLANEOUS

Section 5.1 Expenses. Borrower agrees to pay or reimburse Lender, up to an amount of $15,000 (the “Reimbursement Amount”), for all reasonable out of pocket expenses paid or incurred by Lender in connection with the negotiation, preparation, approval, execution and delivery of this Note and the other Loan Documents. The Reimbursement Amount is non-refundable, shall be deducted from the Loan proceeds to Borrower, and shall be deemed wholly earned by Lender upon Borrower’s receipt of the Loan.

Section 5.2 Governing Law and Consent to Jurisdiction. THIS NOTE IS TO BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW. AT THE OPTION OF LENDER, THIS NOTE MAY BE ENFORCED IN ANY FEDERAL OR STATE COURT SITTING IN DELAWARE AND BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT THE VENUE IN SUCH FORUMS IS NOT CONVENIENT.

Section 5.3 Waiver of Jury Trial. BORROWER AND, BY ITS ACCEPTANCE OF THIS NOTE, LENDER IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 5.4 Notices. Any notice or other communication to any party in connection with this Note shall be in writing and shall be sent by e-mail, manual delivery, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified in the preamble hereto, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if sent by e-mail or manually delivered or, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

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Section 5.5 Successors and Assigns. This Agreement shall (a) be binding upon Borrower and its respective successors and assigns, and (b) inure, together with the rights and remedies of Lender hereunder, to the benefit of, and be enforceable by, Lender and its successors, heirs, and assigns. Notwithstanding anything to the contrary, neither Borrower nor Lender may assign their respective rights or delegate their respective obligations hereunder without the prior written consent of the other party.

Section 5.6 Entire Agreement; Amendment; Waiver. This Note embodies the entire understanding between Lender and Borrower with respect to the subject matter hereof. This Note supersedes all prior agreements and understandings relating to the subject matter hereof. This Note may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except by a written instrument signed by the party against whom enforcement of the waiver, amendment, change, or modification is sought, and then only to the extent set forth in that instrument. No specific waiver of any of the terms of this Note shall be considered as a general waiver.

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IN WITNESS WHEREOF, the undersigned has duly caused this Note to be dated and effective as of the date first above written.

AMEDICA CORPORATION, a Delaware corporation

By:
Name:
Title:

[Signature Page to Secured Promissory Note]